EXHIBIT 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN ANNOUNCES LICENSING DEAL WITH CILAG GMBH, A DIVISION OF
JOHNSON & JOHNSON, FOR MT 400, MIGRAINE TREATMENT

Chapel Hill, N.C., March 23, 2011 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced that it has entered into a license agreement with Cilag GmbH International, a division of Johnson & Johnson, for the development and commercialization of MT 400 in Brazil, Colombia, Ecuador and Peru. MT 400 is POZEN’s proprietary combination of sumatriptan and naproxen sodium, the first multiple mechanism triptan therapy for the treatment of migraine.  POZEN previously licensed U.S.-only rights to MT 400 to GlaxoSmithKline, who markets a different dose of MT 400 as Treximet® (sumatriptan and naproxen sodium).

Under the terms of the agreement, Cilag will be POZEN’s exclusive licensee for MT 400 in the licensed territory and will be responsible for the manufacturing, development and commercialization of MT 400.

Cilag will make an initial upfront payment to POZEN, followed by a milestone payment to POZEN upon the approval of MT 400 by the National Health Surveillance Agency of Brazil.  The agreement will expire on a country-by-country basis upon the 15th anniversary of the first commercial sale of MT 400 in each country.  During the first 10 years of sales, Cilag will pay POZEN a high single digit royalty on net sales of MT 400, followed by a low single digit royalty during the next 5 years.

“We are pleased to have reached an agreement with Cilag to develop and commercialize MT 400 in several countries in Latin America,” said Liz Cermak, Executive Vice President and Chief Commercial Officer of POZEN.  “This is a first step in bringing this novel migraine product to the millions of migraine patients living outside of the United States.  In addition, the income from this deal will help fuel the development and commercialization of our integrated aspirin ‘PA’ portfolio of products.”

MT 400 has been proven to be superior to triptan monotherapy on multiple efficacy endpoints.  In a previously published Phase 2 clinical trial involving 972 patients, POZEN announced that MT 400, using a marketed triptan and an NSAID, provided a greater than 50 percent improvement for sustained pain relief over triptan monotherapy with a similar side effect profile. Sustained pain relief is defined as patients achieving pain relief within two hours of dosing and neither relapsing nor using rescue medicine over the next 22 hours.

About Migraine

Migraine afflicts between 10–12 percent of people, of which roughly three out of four migraine sufferers are women. Migraine attacks can last from 4 hours to 72 hours and are typically characterized by sharp pulsating pain on one side of the head, nausea, and extreme sensitivity to light and sound. While the precise mechanism of migraine is unknown, researchers believe migraine attacks are caused by acute inflammation surrounding selected vessels in the head. The average migraine sufferer experiences the first attack during the early teen years, and the attacks generally continue throughout adulthood.

About Treximet

Treximet was approved by the U.S. Food and Drug Administration (FDA) in April 2008 for the acute treatment of migraine attacks, with or without aura, in adults. The product is formulated with POZEN’s patented technology of combining a triptan with a non-steroidal anti-inflammatory drug (NSAID) and GlaxoSmithKline’s (GSK) RT Technology™. This migraine medication contains sumatriptan, a 5-HT1 receptor agonist that mediates vasoconstriction of the human basilar artery and vasculature of human dura mater, which correlates with the relief of migraine headache. It also contains naproxen, an NSAID that inhibits the synthesis of inflammatory mediators. Therefore, sumatriptan and naproxen contribute to the relief of migraine through pharmacologically different mechanisms of action.   As a result of this dual mechanism of action, Treximet has been shown to provide superior sustained pain relief compared to placebo and to both of the single mechanism of action components.

In May 2008, POZEN officially transferred to GSK the Investigational New Drug (IND) and New Drug Application (NDA) for the product. GSK is responsible for the commercialization of Treximet in the U.S. and POZEN receives a royalty based on net sales of Treximet from GSK.  Beginning January 1, 2010, that royalty rate increased to 18 percent.

POZEN also has ex-U.S. rights to develop and market sumatriptan and naproxen combinations at other doses.

For Full Prescribing Information see www.treximet.com.

About POZEN

POZEN Inc. is a progressive pharmaceutical company that is transforming how the healthcare industry addresses unmet medical needs. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years – something almost no other small pharmaceutical company has done. Funded by these two milestone/royalty streams, POZEN is now creating a portfolio of cost-effective, evidence based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI toxicity. The lead candidate, PA32540, is being investigated for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced ulcers and has entered Phase 3 clinical trials. POZEN is retaining commercial control of the pipeline assets and will develop a 21st century sales and marketing organization using a new sales force model and digital communications. The Company's common stock is traded on The NASDAQ Stock Market under the symbol "POZN". For more detailed company information, including copies of this and other press releases, please visit: www.pozen.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet® and our dependence on AstraZeneca for the sales and marketing of VIMOVO™; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Annual Report on Form 10-K for the period ended December 31, 2010. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

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